Exhibit 15

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class B shares, P$1.00 par value per share, of Telecom Argentina S.A., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing, provided that, as contemplated by Section 13d-1(k)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the joint filing, unless such person knows or has reason to believe that such information is inaccurate. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: March 18, 2016

DAVID MARTÍNEZ

By: /s/ David Martìnez

FINTECH ADVISORY, INC.

By: /s/ Erika Mouynes
Name: Erika Mouynes.
Title: Authorized Person

FINTECH TELECOM, LLC

By: /s/ Erika Mouynes
Name: Erika Mouynes
Title: Authorized Person

By: /s/ Julio Rafael Rodriguez Jr.
Name: Julio Rafael Rodriguez Jr.
Title: Authorized Person

SOFORA TELECOMUNICACIONES, S.A.

By: /s/ Patrizio Graziani
Name: Patrizio Graziani
Title: Chairman of the Board of Directors

NORTEL INVERSORA, S.A.
By: /s/ Patrizio Graziani
Name: Patrizio Graziani Title: Chairman of the Board of Directors